Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR ANNOUNCES CEO SEARCH

Hillsboro, OR - February 1, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has begun a search for a new chief executive officer and that Steve Skaggs will be resigning effective as of May 31, 2008 as the Company’s President and Chief Executive Officer. Mr. Skaggs has served as CEO since 2005 and is expected to continue in his current capacity to assist with the executive search until the effective date of his resignation.

“On behalf of the Company, I would like to thank Steve for his past service,” said Patrick Jones, chairman of the board of directors. “We appreciate his hard work on behalf of the Company and its stockholders and his continued willingness to serve as the Company’s chief executive officer through the search process and transition to a new CEO. We wish him well in his future endeavors.”

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high-performance, non-volatile and low-cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com

Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties including our ability to successfully complete the executive search and transition to a new CEO, the potential impact on our business of our anticipated change in leadership and the other risk factors detailed in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from forward-looking statements.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

2